Exhibit 99.2
Bright Horizons Family Solutions Recast Segment Financial Information for 2023
Change in Segments
Effective January 1, 2024, Bright Horizons Family Solutions Inc. (the “Company”) realigned its organizational structure to better reflect synergies across certain business lines resulting in a change in reportable segments. The Company’s Back-up Care segment will now include the Sittercity operations, which were previously reported in the Educational Advisory and Other Services segment. Beginning January 1, 2024, the Company will report its financial performance based on the three reportable segments as described below.
•Full service center-based child care — The full service center-based child care segment includes the traditional center-based early education and child care, preschool, and elementary education.
•Back-up care — The back-up care segment consists of center-based back-up child care, in-home care for children and adult/elder dependents, school-age camps, tutoring, pet care, self-sourced reimbursed care, and Sittercity, an online marketplace for families and caregivers.
•Educational advisory services — The educational advisory services segment consists of tuition assistance and student loan repayment program management, workforce education, related educational advising, and college advisory services.
Recast Segment Financial Information
The following tables provide recast segment revenue, income from operations and adjusted income from operations for the quarterly periods in the year ended December 31, 2023 to assist investors when reviewing financial results in 2024. The recast of previously issued financial information does not represent a restatement of previously issued financial statements and does not affect our reported net income, earnings per share, total assets, or stockholders’ equity for any of the previously reported periods.

	Three Months Ended				Year Ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	December 31, 2023
	(In thousands)
Revenue
Full service center-based child care	$430,191	$458,531	$444,747	$447,146	$1,780,615
Back-up care	99,130	118,838	171,423	136,519	525,910
Educational advisory services	24,285	25,847	29,617	31,983	111,732
Total Revenue	$553,606	$603,216	$645,787	$615,648	$2,418,257

Income from Operations
Full service center-based child care	$8,433	$13,070	$6,990	$(19,097)	$9,396
Back-up care	17,773	27,470	52,257	38,204	135,704
Educational advisory services	4,439	4,992	7,577	9,133	26,141
Total Income from Operations	$30,645	$45,532	$66,824	$28,240	$171,241

Adjusted Income from Operations (a)
Full service center-based child care (b)	$10,177	$13,070	$6,990	$12,661	$42,898
Back-up care (c)	22,069	27,470	52,257	41,767	143,563
Educational advisory services	4,439	4,992	7,577	9,133	26,141
Total Adjusted Income from Operations (a)	$36,685	$45,532	$66,824	$63,561	$212,602
(a)Adjusted income from operations is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted income from operations represents income from operations before non-recurring costs, such as impairment losses and value-added tax expense related to prior periods. This non-GAAP financial measure is more fully described and reconciled from income from operations, its most closely comparable measure determined under GAAP, in Exhibit 99.1 to this Current Report on Form 8-K under “Presentation of Non-GAAP Measures” and the “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations” table attached thereto, respectively.
(b)For the three months ended March 31, 2023, adjusted income from operations for the full service center-based child care segment represents income from operations excluding value-added tax expense of $1.7 million. For the three months ended December 31, 2023, adjusted income from operations for the full service center-based child care segment represents income from operations excluding impairment losses of $32.0 million for fixed assets and operating lease right-of-use assets and a reduction in value-added tax expense of $0.3 million.
(c)For the three months ended March 31, 2023, adjusted income from operations for the back-up care segment represents income from operations excluding value-added tax expense of $4.3 million. For the three months ended December 31, 2023, adjusted income from operations for the back-up care segment represents income from operations excluding impairment losses of $3.9 million for fixed assets and operating lease right-of-use assets and a reduction in value-added tax expense of $0.3 million.